Exhibit 99.1

Sphere 3D Corp. Provides Response To Misleading Gryphon Press Release

Stamford, Connecticut--(Newsfile Corp. - July 18, 2024) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), a Bitcoin mining company, provides this response to a press release Gryphon Digital Mining Inc. ("Gryphon") issued on July 17, 2024 in which it claimed that "Sphere Concedes It Will No Longer Seek To Impose Any Liability for Impersonation of Its CFO."

As reflected in the filings in the litigation with Gryphon, Gryphon's press release is at best misleading:  Gryphon has already effectively compensated Sphere for the impersonation and conceded its wrongdoing here, so Sphere has no need to "impose any liability for impersonation of its CFO."

As detailed in Sphere's litigation in early 2023, Gryphon's CEO Rob Chang fell victim to multiple spoofing attacks in which a spoofer impersonated Sphere's CFO and tricked him into parting with approximately $560,000 of Sphere's assets.  Following the attacks, Gryphon materially reimbursed Sphere, but did so "on a courtesy basis, reserving all right"-i.e., Gryphon had not really reimbursed Sphere at all and Sphere was still harmed.  As such, Sphere brought claims for damages.  For its part, Gryphon asserted a negligence claim against Sphere seeking recovery of its purported "repayment" to Sphere.

In February 2024, however, Gryphon dismissed its negligence claim against Sphere with prejudice, effectively conceding that it could not seek compensation from Sphere in connection with the spoofing incident and that Sphere was fully entitled to keep the reimbursement from Gryphon for failure to protect Sphere's assets.  Moreover, we believe that we will be entitled to recover our attorney's fees in connection with Gryphon's baseless negligence claim.  As such, there is no point to continuing to seek to impose liability on Gryphon for the spoofing attack-once a runner wins a race, she does not need to keep running.

The spoofing attack remains the subject of litigation, as it presented one of the reasons Sphere terminated the MSA.  The attack could have been prevented had Gryphon exercised, among other things, industry standard protocols.

Sphere continues to vigorously pursue its claims against Gryphon, which it estimates to be well in excess of $25 million.

Sphere refers investors to its filings in the litigation for more on the parties' positions.  Sphere is represented by Tibor L. Nagy, Jr. and Gregory N. Wolfe of Dontzin, Nagy & Fleissig LLP.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com